Exhibit 10.1

David Gandler
c/o fuboTV Inc.

Re:	EXECUTIVE EMPLOYMENT AGREEMENT

Dear David:

Your employment with fuboTV Inc. (the “Company”), shall be governed by the following terms and conditions (this “Agreement”) effective as of October 8, 2020:

1. Duties and Scope of Employment.

(a) Term. This Agreement will be effective as of the date of the Company’s up-listing onto the New York Stock Exchange (the “Effective Date”) and will continue through the three (3) year anniversary of the Effective Date (the “Initial Term Expiration Date” and such period, the “Initial Term”); provided that upon the Initial Term Expiration Date, and each subsequent one (1) year anniversary of such date, if applicable, the term of your employment under this Agreement will automatically by extended by one (1) year (each such extension, an “Additional Term”), unless either party hereto provides the other party with written notice as least ninety (90) days before the Initial Term Expiration Date, or such subsequent one (1) year anniversary of such date, if applicable, of such party’s decision not to extend the term of employment under this Agreement any further. For avoidance of doubt, the decision by either party (prior to a Change in Control) not to extend the term of employment under this Agreement will not by itself constitute a termination of employment by the Company other than for Cause (as defined below), and unless determined otherwise by you or the Company, after such non-renewal, your employment will continue on an at-will basis outside of this Agreement.

(b) Position and Responsibilities. For the term of your employment under this Agreement (the “Employment Period”), the Company agrees to employ you in the position of Chief Executive Officer. You will report to the Company’s Board of Directors (the “Board”). You will perform the duties and have the responsibilities and authority customarily performed and held by the Chief Executive Officer or as otherwise may be assigned or delegated to you by the Board.

(c) Obligations to the Company. During the Employment Period, you shall perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. During the Employment Period, without the prior written approval of the Board, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation, except that stock that you hold as a passive investment in a non-competitive company will be exempt from this limitation. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal or family investments without such advance written consent; provided that such activities do not individually or in the aggregate materially interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time and provided to you during the Employment Period.

(d) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your employment, you shall not knowingly use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and to the best of your knowledge, your employment during the Employment Period will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay you as compensation for your services a base salary at a gross annual rate of $500,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such base compensation that the Company may make from time to time, is referred to in this Agreement as your “Base Salary.” Your Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. You will be eligible to receive incentive payments under the Company’s bonus plan (the “Cash Bonus”), paid after the close of the applicable performance period based upon performance of the Company relative to financial, key performance indicators and other performance goals as reasonably established by, and in the sole discretion of, the Board or the Compensation Committee of the Board (the “Committee”), as applicable. As of the Effective Date, the annual target amount for your Cash Bonus will be $500,000 (your “Target Bonus”), less all required tax withholdings and other applicable deductions. For 2020, your Cash Bonus will be deemed earned as to $100,000 as a result of the up-listing and, and for the remainder of the year following the Effective Date, subject to achievement of applicable key performance indicators, you will be eligible for an additional bonus equal to the $500,000, but pro-rated for the amount of the year remaining following the Effective Date. Your Target Bonus for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board or the Committee, as applicable. In addition, the Board and/or the Committee reserves the right to pay discretionary bonuses in its sole discretion.

(c) Equity Awards. You will continue to be eligible to receive awards of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares or other equity awards (“Equity Awards”) pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion whether you will be granted any such Awards and the terms of any such Award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

Upon the Effective Date, you will be granted a stock option to cover 4,100,000 shares (the “New Option”) of the Company’s common stock under the Company’s 2020 Equity Incentive Plan (the “Plan”). The New Option will be subject to such time and performance-based vesting conditions as shall be set forth in a separate stock option agreement under the Plan (the “Option Agreement”). In accordance with NYSE Rule 303A.08, no shares under the New Option will be issued unless the amendment of the Plan to increase the share reserve is approved at the next annual meeting of stockholders (“Annual Meeting”). If the amendment of the Plan is not approved by stockholders at the Annual Meeting, then the New Option will forfeit automatically.

3. Paid Time Off and Employee Benefits. During the Employment Period, you shall be eligible to accrue paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time. During the Employment Period, you shall be eligible to participate in the employee benefit plans maintained by the Company on the same basis as those benefits are generally made available to other executive officers of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Termination.

(a) Employment at Will. Your employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your employment at any time and for any reason, with or without Cause or notice. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of your employment, you shall only be entitled to the accrued but unpaid base salary compensation, any earned but unpaid Cash Bonus for the fiscal year preceding the fiscal year in which such termination of employment occurs, PTO and other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of employment.

6. Termination Benefits.

(a) Termination other than for Cause, Death or Disability that is Unrelated to a Change in Control. If outside of the Change in Control Period, the Company terminates your employment with the Company other than for Cause, death or your disability, then, in each case, subject to Section 7, you will be entitled to:

(i) receive continuing payments of severance pay at a rate equal to your Base Salary, as then in effect, for twelve (12) months from the date of such termination of employment (the Continuation Period”). Severance payments under this subsection (i) will be reduced by all required tax withholdings and other applicable deductions and will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to you if payment had commenced on the date of your separation from service; and

(ii) if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination of employment) for you and your covered dependents until the earliest of (A) twelve (12) months from the date of such termination of employment, (B) the expiration of your continuation coverage under COBRA or (C) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

(b) Termination Other than for Cause, Death or Disability or Resignation for Good Reason in Connection with a Change in Control. If during the Change in Control Period, (i) the Company terminates your employment with the Company other than for Cause, death or your disability, or (ii) you resign for Good Reason, then, in each case, subject to Section 7, you will be entitled:

(i) a lump sum payment of severance equal to your twelve (12) months of your Base Salary, as then in effect. Severance payment under this subsection (i) will be reduced by all required tax withholdings and other applicable deductions and will be paid in accordance on the Release Deadline (as defined in Section 7(a)).

(ii) a lump sum payment equal to your Target Bonus. Severance payment under this subsection (i) will be reduced by all required tax withholdings and other applicable deductions and will be paid in accordance on the Release Deadline (as defined in Section 7(a)).

(iii) if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination of employment) for you and your covered dependents until the earliest of (A) twelve (12) months from the date of such termination of employment, (B) the expiration of your continuation coverage under COBRA or (C) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment; and

(iv) 100% of your existing time-based Equity Awards will accelerate and vest.

(c) Termination for Cause or Resignation without Good Reason. If your employment with the Company terminates voluntarily by you (except for a resignation for Good Reason during the Change in Control Period), or on account of death or disability, for Cause by the Company, then (i) all vesting will terminate immediately with respect to your outstanding Awards; (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned); and (iii) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d) Exclusive Remedy. In the event of a termination of your employment with the Company, the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, except to the extent explicitly preserved hereunder. You will be entitled to no severance or other benefits upon termination of Employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 6.

7. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any termination benefits pursuant to Section 6 will be subject to you signing and not revoking a standard separation agreement and release of claims with the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following your “separation from service” (within the meaning of Section 409A) (such 60th day, the “Release Deadline”). The Release will not include (i) a non-compete covenant or (ii) other restrictive covenants that are not legal under applicable law. If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to termination benefits under this Agreement. In no event will termination benefits be paid or provided until and unless the Release becomes effective and irrevocable by the Release Deadline.

(b) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the termination benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other termination benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum at the time of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) The foregoing provisions are intended to comply with, and the COBRA reimbursements are intended to be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply and, with respect to the COBRA reimbursements, to so be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

(c) Confidential Information Agreement. Your receipt of any payments or benefits under Section 6 will be subject to you continuing to comply with the terms of Confidentiality Agreement (as defined in Section 9(a)), as amended under this Agreement.

(d) No Duty to Mitigate. You will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that you may receive from any other source reduce any such payment.

8. Definitions.

(a) “Cause” means (i) your act of dishonesty in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement, (iii) your gross and willful misconduct that has a material adverse effect on the business or affairs of the Company, (iv) your unauthorized and intentional use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any material obligations under any material written agreement or covenant with the Company; (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that you have refused to perform your duties and have failed to cure such non-performance to the Company’s reasonable satisfaction within thirty (30) business days after receiving such notice or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

(b) “Change in Control” has the same defined meaning as shall be set forth in the Company’s 2020 Equity Incentive Plan.

(c) “Change in Control Period” means the period that commences upon a Change in Control and ends on the one (1) year anniversary of a Change in Control.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, authority or responsibilities without your prior consent; (ii) a material reduction in your Base Salary (except where there is a reduction applicable to the management team generally, not to exceed 10% of the aggregate base salary); or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than fifty (50) miles from your then-present work location will not be considered a material change in geographic location. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

9. Employment Conditions.

(a) Confidentiality Agreement. You have entered into the Company’s At-Will Employment, Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and, in connection with executing this Agreement, you agree to enter into an amendment thereto. You will continue to be bound by the Confidentiality Agreement (as amended) during the Employment Term and thereafter in accordance with its terms.

(b) Right to Work. For purposes of federal immigration law, you will be required, if you haven’t already, to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

10. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement.

(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Miscellaneous Provisions.

(a) Indemnification. If the Board designates you as a Section 16 officer, the Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Entire Agreement. This Agreement supersedes any existing employment agreement and/or offer letter in its entirety, including, but not limited to, the employment agreement with FaceBank Group, Inc (the predecessor to the Company) dated April 1, 2020 (the “Previous Employment Agreement”). No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i) Acknowledgment. You acknowledge that you have the opportunity to discuss this matter with and obtain advice from his private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to me.

Very truly yours,

fuboTV Inc.

By:	/s/ Gina Sheldon
(Signature)

ACCEPTED AND AGREED:

DAVID GANDLER

/s/ David Gandler
(Signature)

10/8/2020
Date

-8-